Exhibit 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Third Quarter Results

CONCORD, NEW HAMPSHIRE, November 1, 2002 . . . ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC) announced today that net income for the third quarter of 2002 was $1,604,000, or $0.20 per diluted share, after a previously announced one-time severance charge of $750,000. This compares to a net loss for the third quarter of 2001 of $1,033,000, or $0.14 per share, after a loss on the sale of assets of $2,363,000. Revenue for this year's third quarter was $24,207,000 compared to $24,722,000 for the same period last year.

Before the severance charge, pre-tax income for the third quarter of 2002 was $2,958,000. This compares to pre-tax income for the third quarter of 2001 of $2,422,000 before amortization of goodwill and the loss on sale of assets.

For the first nine months of 2002, net income before the write-off of goodwill was $1,553,000, or $0.20 per share. After the write-off of goodwill, the net loss was $26,877,000, or $3.42 per share. For the first nine months of 2001, the net loss was $626,000, or $0.08 per share, after the loss on sale of assets. Revenue for the first nine months of 2002 was $65,355,000 compared to $69,337,000 for the same period of 2001.

Cash generated from operations totaled $2,631,000 for the third quarter and $4,711,000 for the first nine months of 2002. Debt was reduced by $4,310,000 since December 31, 2001 to $14,653,000 at September 30, 2002. Shortly after the close of the quarter, Rock of Ages entered into a five-year, $50,000,000 renewal financing agreement, consisting of a $30,000,000 acquisition term loan facility and a $20,000,000 revolving loan facility. As a result, $12,500,000 classified as short-term debt at December 31, 2001 was converted to a non-amortizing term note due December 31, 2007 and reclassified as long-term debt on the September 30, 2002 balance sheet. Stockholders' equity at September 30, 2002 was $62,769,000, or $7.98 per outstanding share.

Third Quarter Operations Review

Operating income for Rock of Ages' Quarrying Division increased 25% for the third quarter on a 23% increase in revenue. Operating income for the Manufacturing Division increased 144% on lower revenue as the divestiture program completed last year to reduce manufacturing capacity continued to have a positive impact on profitability as anticipated. Operating income for the Cemetery Division rose to $363,000 for this year's third quarter versus a loss of $205,000 last year on a 66% increase in revenue. In the Retail Division, operating income fell to $188,000 from $1,016,000 a year earlier as revenue declined 17%.

Noting that retail order backlog increased to $15,625,000 at September 30, 2002 compared to $14,800,000 at the same time last year and $14,384,000 at June 30, 2002, Chairman and Chief Executive Officer Kurt Swenson said, "We are encouraged by the incipient signs of an upturn in our retail operations. Order receipts are recovering from the decline we experienced earlier in the year. Year to date, orders are running slightly better than last year on a same-store basis, reflecting the closure of certain unprofitable stores last year. Our new retail management team, led by President Terry Shipp, is working hard to achieve the high returns we believe are attainable in this division. Our goal is to build our retail operations into a significant profit center and growth engine to complement the continued strong performance of our core quarry and manufacturing operations.

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Rock of Ages Reports Third Quarter Results

November 1, 2002

Page Two

With the appointment of five new members, Terry has completed the staffing of our regional management team, which now consists of four regional operating managers and four regional sales managers responsible for the performance of our sixteen retail profit centers. He is also implementing his proven sales activity and results management system, and fine-tuning our branded and unbranded price and procurement policies. In addition, we are implementing an aggressive program to increase referrals from funeral directors and cemeterians, and have established a five-person team with responsibility for carrying out our new store and acquisition program. We are pleased by the team's progress in rebuilding our new store and acquisition pipeline for future growth."

2002 Earnings Guidance

Assuming normal winter weather conditions, Swenson said that the Company currently expects net income for 2002 to be at about the midpoint of the previously announced range of $0.40 to $0.50 per diluted share before the write-off of goodwill.

Impact of FASB 142

Rock of Ages adopted FASB 142 effective January 1, 2002. The new FASB standard eliminates the amortization of goodwill and requires an annual review for impairment. Had the standard been implemented at the beginning of 2001, net income for the third quarter of that year would have increased by approximately $227,000, or approximately $0.03 per diluted share.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Conference Call

Rock of Ages has scheduled a conference call today at 11:00 AM EDT. A live Webcast may be accessed at http://www.CompanyBoardroom.com/company.asp?client=cb&ticker=roac or at http://www.RockofAges.com/investor/audio.html?ticker=ROAC&script=1100. A Webcast replay will be available after 1:00 PM EDT at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #20992997, after 1:00 PM EDT.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OPERATIONS
($ in thousands except per share amounts)(unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 30,		Sep. 30,

	2002	2001	2002	2001

Net revenues:
Quarrying	$8,243	$6,692	$20,879	$18,468
Manufacturing	5,342	6,053	14,314	17,583
Retailing	9,369	11,221	26,922	30,949
Cemeteries	1,253	756	3,240	2,337

Total net revenues	24,207	24,722	65,355	69,337

Gross profit:
Quarrying	4,026	3,357	8,457	7,524
Manufacturing	1,706	1,530	3,783	4,085
Retailing	5,194	6,682	14,912	18,137
Cemeteries	653	144	1,409	652

Total gross profit	11,579	11,713	28,561	30,398

Selling, general and administrative expenses:
Quarrying	1,283	1,162	3,018	2,831
Manufacturing	860	1,184	2,499	3,532
Retailing	5,006	5,666	15,276	16,257
Cemeteries	290	349	957	733

Total SG&A expenses	7,439	8,361	21,750	23,353

Divisional operating income:
Quarrying	2,743	2,195	5,439	4,693
Manufacturing	846	346	1,284	553
Retailing	188	1,016	(364)	1,880
Cemeteries	363	(205)	452	(81)

Divisional operating income	4,140	3,352	6,811	7,045

Unallocated corporate overhead	1,757	811	4,136	2,595

Gain (Loss) on Sale of Assets	—	(2,363)	—	(2,561)

Earnings before interest and taxes	2,383	178	2,675	1,889

Interest expense	175	396	537	1,486

Income (Loss) from operations	2,208	(218)	2,138	403

Income tax (benefit)	604	815	585	1,029

Income (Loss) before change in accounting principle	1,604	(1,033)	1,553	(626)

Effect of change in accounting principle, net of tax	—	—	(28,430)	—

Net income (loss)	$1,604	$(1,033)	$(26,877)	$(626)

Per share information:
Net Income -basic
Income before cumulative effects of changes in accounting principle	0.20	(0.14)	0.20	(0.08)
Cumulative effect of change in accounting principle	0.00	0.00	(3.62)	0.00

Net loss - basic	$0.20	$(0.14)	$(3.42)	$(0.08)

Net Income -diluted
Income before cumulative effects of changes in accounting principle	0.20	(0.14)	0.20	(0.08)
Cumulative effect of change in accounting principle	0.00	0.00	(3.60)	0.00

Net loss - diluted	$0.20	$(0.14)	$(3.40)	$(0.08)

Weighted average number of common shares outstanding
basic	7,862	7,603	7,856	7,575
diluted	7,862	7,603	7,899	7,575

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
(US $ IN THOUSANDS)

	Sep.30,	Dec. 31,
	2002	2001

ASSETS	(unaudited)	(audited)
CURRENT ASSETS:
Cash & Cash Equivalents	$3,156	$3,435
Trade Receivables	18,195	16,119
Inventories	23,416	22,680
Other Current Assets	5,850	4,914
Current Assets to be Disposed of	—	2,546

TOTAL CURRENT ASSETS	50,617	49,694

OTHER ASSETS:
C.S.V. Life Insurance	749	811
Goodwill	—	33,782
Other Intangibles	617	761
Deferred Tax Assets - Long Term	6,365	873
Prearranged Receivables	15,059	15,388
Cemetery Property	6,043	5,998
Other	2,865	3,343

TOTAL OTHER ASSETS	31,698	60,956

FIXED ASSETS:
Property and Equipment	69,825	66,902
Less Accumulated Depreciation	26,192	23,759

NET FIXED ASSETS	43,633	43,143

TOTAL ASSETS	$125,948	$153,793

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Borrowings under Line of Credit	$1,618	$3,970
Current Portion LTD	213	14,671
Deferred Compensation Payable	279	279
Accounts Payable	2,112	1,946
Accrued Expenses	5,817	5,237
Income Taxes Payable	4	86
Customer Deposits	10,187	6,711

TOTAL CURRENT LIABILITIES	20,230	32,900

Long-Term Debt, Excluding Current Portion	12,822	323
Deferred Compensation	4,379	4,070
Prearranged Deferred Revenue	23,276	24,224
Other Liabilities	2,472	2,606

TOTAL LIABILITIES	63,179	64,123

STOCKHOLDERS 'EQUITY:
Common Stock	79	78
Additional Paid In Capital	69,329	69,067
Retained Earnings	(5,404)	21,473
Cumulative Translation Adjustment	(886)	(948)
Treasury Stock - at cost - 81,800 shares of Class A	(348)	—

TOTAL EQUITY	62,769	89,670

TOTAL LIABILITIES & EQUITY	$125,948	$153,793